Exhibit 99

   EarthShell Corporation Receives Final Determination from Nasdaq
     Regarding Listing; Trading to Continue on OTC Bulletin Board

    SANTA BARBARA, Calif.--(BUSINESS WIRE)--March 5, 2004--EarthShell Corporation (NASDAQ:ERTH), innovators of food service packaging designed with the environment in mind, announced today that effective Monday, March 8, 2004, its common stock will no longer be carried on Nasdaq's SmallCap Market, but will be eligible for immediate and continued quotation on the OTC Bulletin Board under the symbol ERTH. As previously reported, in early January the Company was notified that its securities were subject to delisting because the Company's market capitalization was less than $35 million as required by Nasdaq SmallCap Market. Last month, Company management met with Nasdaq's Listing Qualifications Panel to review the delisting determination. According to the notification received yesterday by the Company, the panel determined not to grant the Company further exception to the $35 million market value requirement for continued listing. This action put the Company in non-compliance with its covenants under the Company's outstanding debentures. Management is currently negotiating with its debenture holders for appropriate relief or waiver of this covenant. These negotiations are part of a capital restructuring that senior management has underway.
    EarthShell Corporation is a development stage company engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.
    Please visit our website www.earthshell.com.

    This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

    CONTACT: EarthShell Corporation
             Media Inquiries:
             Cindy Eikenberg, 410-847-9420
             www.earthshell.com
                 or
             Investor Inquiries:
             866-438-3784
             investor@earthshell.com
                 or
             Capitoline Communications
             Media Inquiries:
             J.B. Hancock, 703-841-0626
             hancock@alcalde-fay.com